Exhibit 99.1

American Mortgage Acceptance Company Completes the Sale of ARCap Investment

NEW YORK, Aug 15, 2006 (BUSINESS WIRE) -- American Mortgage Acceptance Company ("AMAC" or the "Company") (AMEX:AMC) today announced that the sale of AMAC's interests in ARCap Investors, LLC ("ARCap") to CharterMac (NYSE:CHC) has been completed.

In connection with the sale, AMAC received total proceeds of $41.3 million, including its share of the purchase price and proceeds from a special distribution made by ARCap. Of such amount, approximately $2.5 million will be held back as AMAC's contribution to an overall escrow held as security for indemnification obligations of the sellers, including AMAC, under the securities purchase agreement. As previously announced, in order to comply with REIT distribution rules, AMAC expects that a portion of the proceeds from the sale will be used to make a special distribution to common shareholders, in the range of $1.40 - $1.50 per share, before the end of 2006. The special distribution is subject to the approval of the Board of Trustees and to AMAC achieving its business goals for the year.

About the Company

AMAC is a real estate investment trust that specializes in multifamily and commercial real estate finance. AMAC originates and acquires first mortgage, mezzanine and bridge loans secured by properties throughout the United States. For more information, please visit our website at http://www.americanmortgageco.com or contact the Investor Relations Department directly at (800) 831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission and include, among others, risks of investing in uninsured and non-investment grade mortgage assets and subordinated Commercial Mortgage-Backed Securities ("CMBS"); competition in acquiring desirable investments; interest rate fluctuations; risks associated with hedging transactions, which can limit gains and increase exposure to loss; risks associated with investments in real estate generally and the properties which secure many of our investments; general economic conditions, particularly as they affect the value of our assets and the credit status of our borrowers; dependence on our external Advisor for all services necessary for our operations; conflicts which may arise among us and other entities affiliated with our Advisor which have similar investment policies to ours; risks associated with the repurchase agreements we utilize to finance our investments and the availability of financing generally; and risks associated with our contemplated CDO transactions, which include, but are not limited to, the inability to acquire eligible investments for a CDO issuance and the inability to find suitable replacement investments in collateralized debt obligations with reinvestment periods. Such forward-looking statements speak only as of the date of this document. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.